As filed with the Securities and Exchange Commission on June 14, 2018

Registration No. 333-218909

Registration No. 333-130167

Registration No. 333-64714

Registration No. 333-89071

Registration No. 333-105930

Registration No. 333-135683

Registration No. 333-159908

Registration No. 333-159909

Registration No. 333-195653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-218909

Registration Statement No. 333-130167

Registration Statement No. 333-64714

Registration Statement No. 333-89071

Registration Statement No. 333-105930

Registration Statement No. 333-135683

Registration Statement No. 333-159908

Registration Statement No. 333-159909

Registration Statement No. 333-195653

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	48-0920712
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd., Ste. 800 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

Layne Christensen Company Capital Accumulation Plan

Layne Christensen Company 2006 Equity Incentive Plan (as amended and restated)

Layne Christensen Company 2002 Stock Option Plan (Amended and Restated)

(Full Title of the Plans)

Steven F. Crooke, Layne Christensen Company

1800 Hughes Landing Blvd., Ste. 800

The Woodlands, Texas 77380

(281) 475-2600

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Layne Christensen Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-89071, filed on October 15, 2001, registering 150,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which are available for issuance under the Layne Christensen Company Capital Accumulation Plan (the “Capital Accumulation Plan”);

•	Registration Statement No. 333-64714, filed on July 6, 2001, registering 250,000 shares of Common Stock, which are available for issuance under the Capital Accumulation Plan;

•	Registration Statement No. 333-105930, filed on June 6, 2003, registering 300,000 shares of Common Stock, which are available for issuance under the Layne Christensen Company 2002 Stock Option Plan (the “Stock Option Plan”);

•	Registration Statement No. 333-130167, filed on December 7, 2005, registering 300,000 shares of Common Stock, which are available for issuance under the Stock Option Plan;

•	Registration Statement No. 333-135683, filed on July 10, 2006, registering 600,000 shares of Common Stock, which are available for issuance under the Layne Christensen Company 2006 Equity Incentive Plan (the “Equity Incentive Plan”);

•	Registration Statement No. 333-159908, filed on June 11, 2009, registering 200,000 shares of Common Stock and associated preferred stock purchase rights, which are available for issuance under the Capital Accumulation Plan;

•	Registration Statement No. 333-159909, filed on June 11, 2009, registering 1,400,000 shares of Common Stock, which are available for issuance under the Equity Incentive Plan;

•	Registration Statement No. 333-195653, filed on May 2, 2014, registering 3,000,000 shares of Common Stock, which are available for issuance under the Equity Incentive Plan; and

•	Registration Statement No. 333-218909, filed on June 22, 2017, registering 600,000 shares of Common Stock, which are available for issuance under the Equity Incentive Plan.

On June 13, 2018, the Company’s stockholders approved the Agreement and Plan of Merger, dated as of February 13, 2018 (the “Merger Agreement”), by and among the Company, Granite Construction Incorporated, a Delaware corporation (“Granite”), and Lowercase Merger Sub Incorporated, a Delaware corporation and wholly owned subsidiary of Granite (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Granite (the “Merger”). At the effective time of the Merger, each outstanding share of Layne Common Stock was converted into the right to receive 0.27 shares of common stock, par value $0.01 per share, of Granite.

In connection with the completion of the Merger, the Company terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on June 14, 2018.

LAYNE CHRISTENSEN COMPANY
(Registrant)

/s/ Richard A. Watts
Richard A. Watts
President and Group Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons on behalf of the registrant in the capacities indicated on the dates indicated:

/s/ Richard A. Watts Richard A. Watts	President and Group Manager (Principal Executive Officer)	June 14, 2018

/s/ Jigisha Desai Jigisha Desai	Vice President and Treasurer (Principal Financial Officer)	June 14, 2018

/s/ Bradley G. Graham Bradley G. Graham	Vice President and Controller (Principal Accounting Officer)	June 14, 2018

/s/ James H. Roberts James H. Roberts	Sole Director	June 14, 2018